Exhbit 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Prospectus Summary -- Summary Consolidated Financial Information", "Risk Factors -- Risks Relating to Our Business", "Selected Consolidated Financial Data", "Changes in Certifying Accountants" and "Experts" and to the use of our report deated July 12, 2005, except with respect to Note 6.1, as to which the date is April 5, 2006, with respect to the consolidated financial statements of Narrowstep Inc. included in the Registration Statement (Form SB-2) and related Prospectus of Narrowstep Inc. for the registration of 25,349,994 shares of its common stock.

/s/ Ernst & Young LLP
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Ernst & Young LLP
London, England
May 10, 2006